Exhibit 10.2

Human Resources Department

December 5, 2025

Holly Paul

6016 Kingsford Road

Bethesda, Maryland 20817

Re:	Status of Employment Letter

Dear Holly,

This letter confirms your change of status effective January 1, 2026, from Chief Human Resources Officer to Senior Advisor, Human Resources on a As Needed (“ASN”) basis.

Your Employment Agreement dated July 2, 2014, attached hereto, terminates on December 31, 2025. Please refer to your Employment Agreement for provisions and obligations that survive the termination of your employment and remain in full force and effect for the periods therein provided.

As agreed, upon your termination of full-time employment, you will be entitled to benefits continuation at the applicable employee premium rate for a 12-month period, ending December 31, 2026.

Position

An ASN employee is one who works on a periodic, as-needed basis. You have the ability to accept or refuse assignments at will and will be classified as non-exempt. Additionally, although you are not required to work a set schedule or meet a threshold of hours, you are not permitted to work more than 40 hours per week without written authorization from FTI.

You remain subject to FTI’s policies and procedures, including FTI’s Code of Conduct, and policies concerning confidentiality, non-disclosure, and acceptable use of technology and anti-corruption. Additionally, your obligations under FTI’s confidentiality and non-solicitation clauses, as outlined in your Terms of Employment, are still in effect.

Term

From January 1, 2026 through March 31, 2028.

Compensation

Your rate of pay as an ASN employee is $500 per hour.

You may be entitled to a discretionary bonus with a target amount of 100% of the aggregate hourly fees earned for work in any calendar year.

Business Expenses

FTI will continue to reimburse you for business expenses on the same terms as your Employment Agreement.

Laptop Computer and Phone

FTI will continue to provide your laptop computer and mobile phone.

16701 Melford Blvd. Suite 200 | Bowie, MD 20715

410.224.1477 telephone | 410.224.9740 fax | fticonsulting.com

Professional Liability Coverage

FTI will continue to provide professional liability coverage for you in connection with your work on FTI matters.

Benefits

In conjunction with your employment status change effective January 1, 2026, you are no longer eligible for the following benefits or compensation programs:

•	Short/Long-Term Disability

•	FTI’s 401(k) Matching Benefit

•	Pre-Tax Parking/Transit Benefits

•	Flex Spending Account Plan

•	PTO (Paid Time Off)

Please indicate your acceptance of this status change by signing below, and return a copy to human.resources@fticonsulting.com.

If you have any questions regarding group benefits or human resources related issues, please feel free to contact the Human Resources Solution Center at 410-224-1477.

Sincerely,

/s/ Rike Rabl

Rike Rabl
Senior Managing Director, Human Resources

I acknowledge that I have received, read, and fully understand and agree to the terms and conditions set out above.

/s/ Holly Paul	12/5/2025
Holly Paul	Date

16701 Melford Blvd. Suite 200 | Bowie, MD 20715

410.224.1477 telephone | 410.224.9740 fax | fticonsulting.com